Exhibit 10.15.4

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 18th day of October, 2011 (the “Execution Date”), by and between BMR-ROGERS STREET LLC, a Delaware limited liability company (“Landlord,” as successor-in-interest to Rogers Street, LLC (“Original Landlord”)), and IRONWOOD PHARMACEUTICALS, INC., a Delaware corporation (formerly known as Microbia, Inc.) (“Tenant”).

RECITALS

A.            WHEREAS, Original Landlord and Tenant entered into that certain Lease dated as of January 12, 2007, as amended by that certain First Amendment to Lease dated as of April 9, 2009, that certain Second Amendment to Lease dated as of February 9, 2010, that certain Third Amendment to Lease dated as of July 1, 2010 and that certain Fourth Amendment to Lease dated as of February 3, 2011 (the “Fourth Amendment” and, collectively, as the same may have been otherwise amended, supplemented or modified from time to time,  the “Lease”), whereby Tenant leases certain premises (the “Original Premises”) from Landlord at 301 Binney Street in Cambridge, Massachusetts (the “Building”);

B.            WHEREAS, Landlord and Tenant desire to memorialize the size of the Additional Premises Third Phase, an appropriate adjustment to Tenant’s Pro Rata Share and the Additional Premises Third Phase Finish Work Allowance, as required pursuant to Section 8 of the Fourth Amendment;

C.            WHEREAS, Tenant desires to lease additional premises from Landlord; and

D.            WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.             Definitions.  For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

2.             Additional Premises Third Phase.  The Additional Premises Third Phase consists of seventeen thousand eight hundred sixty-three (17,863) rentable square feet on the third floor of the Building, as depicted on Exhibit A attached hereto, and includes shaft and/or mechanical space on the first, third, fourth, fifth and penthouse levels of the Building.  The Additional Premises Third Phase consists of fifteen thousand three hundred seventy-three (15,373) useable square feet of space.  The Additional Premises Third Phase Rent Commencement Date shall be determined in accordance with the Fourth Amendment.  Once the Additional Premises Third Phase Rent Commencement Date

is determined, Landlord and Tenant shall execute a notice, as a confirmation only, setting forth the Additional Premises Third Phase Rent Commencement Date.

3.             Tenant’s Pro Rata Share.  Effective as of the Additional Premises Third Phase Rent Commencement Date, Tenant’s Pro Rata Share shall be 47.56%.

4.             Additional Premises Third Phase Finish Work Allowance.  The amount of the Additional Premises Third Phase Finish Work Allowance shall be Seven Hundred Fourteen Thousand Five Hundred Twenty and 00/100 Dollars ($714,520.00).

5.             Rights of Building Tenants in Additional Premises Fourth Phase.  As of the Execution Date, Landlord represents and warrants that no other person or entity has any enforceable rights with respect to the leasing or occupancy of the Additional Premises Fourth Phase (as defined below) as a tenant.

6.             Additional Premises Fourth Phase.  As of the Execution Date, Landlord hereby leases to Tenant approximately twenty one thousand seven hundred seventeen (21,717) contiguous rentable square feet of additional premises located on the third floor of the Building, as depicted on Exhibit B attached hereto (the “Additional Premises Fourth Phase”).  The actual rentable square footage and actual useable square footage of the Additional Premises Fourth Phase will be adjusted and mutually agreed to between Landlord and Tenant based upon the actual constructed rentable square footage and actual constructed usable square footage determined in accordance with the Measurement Standard.

7.             Term Commencement Date.  The term with respect to the Additional Premises Fourth Phase shall commence upon the Execution Date and shall terminate, subject to any extension options granted pursuant to the Lease, simultaneous with the expiration of the Term.  From and after the Execution Date, the term “Premises,” as used in the Lease, shall mean the Original Premises plus the Additional Premises Fourth Phase and, except as otherwise provided herein, all provisions of the Lease, including (without limitation) the option to extend the Term as set forth in Section 3.03 of the Lease, shall apply to such Premises.

8.             Additional Premises Fourth Phase Rent Commencement Date.  Rent with respect to the Additional Premises Fourth Phase shall commence upon the earlier of (a) June 1, 2012 and (b) substantial completion of the Finish Work with respect to the Additional Premises Fourth Phase and Tenant’s occupancy thereof for the conduct of its business (the “Additional Premises Fourth Phase Rent Commencement Date”).  Following the Additional Premises Fourth Phase Rent Commencement Date, Landlord and Tenant shall enter into an amendment to the Lease, as amended hereby, memorializing the actual useable square footage and the actual rentable square footage of the Additional Premises Fourth Phase, the Additional Premises Fourth Phase Rent Commencement Date, an appropriate adjustment to Tenant’s Pro Rata Share and the Additional Premises Fourth Phase Finish Work Allowance (as defined below) with respect thereto.

9.             Tenant’s Pro Rata Share.  Tenant’s Pro Rata Share shall be increased on the Additional Premises Fourth Phase Rent Commencement Date to include the actual rentable square footage of the Additional Premises Fourth Phase in the calculation of Tenant’s Pro Rata Share.

10.           Base Rent/Annual Adjustments:  The initial Base Rent for the Additional Premises Fourth Phase shall be $42.50 per rentable square foot per year commencing on the Additional Premises Fourth Phase Rent Commencement Date.  Base Rent for the Additional Premises Fourth Phase shall be increased during the initial Term on each annual anniversary of the Additional Premises Initial Phase Rent Commencement Date beginning with the first such annual anniversary after the Additional Premises Fourth Phase Rent Commencement Date by fifty cents ($0.50) per rentable square foot per year.  Base Rent for the Additional Premises Fourth Phase shall not be increased on the Interim Date as provided in Section 1.16 of the Lease.  Base Rent for the Additional Premises Fourth Phase for any Extension Term or Terms shall be determined in accordance with Section 1.16 of the Lease.  Commencing on the Additional Premises Fourth Phase Rent Commencement Date, the Base Rent for the Additional Premises Fourth Phase shall be paid in equal monthly installments in advance on the first day of each and every calendar month during the Term as set forth in Section 4.01 of the Lease.  To the extent the Additional Premises Fourth Phase Rent Commencement Date occurs before the actual rentable square footage of such phase is determined in accordance with Section 6 of this Amendment, the parties hereto agree to true up all payments of Rent for such phase made prior to the date such actual square footage is determined within thirty (30) days of the date such actual rentable square footage is determined.  The parties will also make any appropriate adjustments and true ups for payments of the Additional Premises Fourth Phase Finish Work Allowance for such phase within thirty (30) days of the date such actual rentable square footage is determined.

11.           Finish Work Allowance.  Landlord shall provide to Tenant an additional Finish Work Allowance of Forty Dollars ($40.00) per rentable square foot of Additional Premises Fourth Phase (the “Additional Premises Fourth Phase Finish Work Allowance”) in order to fund, pursuant to the terms and procedures set forth in Sections 10.04(c) and 10.05 of the Lease (including, without limitation, Tenant’s rights under the last paragraph of Section 10.04(c)-2 of Exhibit 10.04(c)), the design and construction by Tenant of the Finish Work with respect to the Additional Premises Fourth Phase; provided that, notwithstanding anything in Sections 10.04(c) or 10.05 of the Lease to the contrary, (i) Tenant shall have no obligation to pay or reimburse Landlord for any costs or expenses to review or supervise the construction of the Finish Work with respect to the Additional Premises Fourth Phase, to review the Construction Documents related thereto or to assist with government filings and (ii) Landlord’s approval of the Construction Documents related to the Finish Work with respect to the Additional Premises Fourth Phase shall not be unreasonably withheld, conditioned or delayed.  The Additional Premises Fourth Phase Finish Work Allowance shall be determined based on the actual constructed rentable square footage of the Additional Premises Fourth Phase.  The Additional Premises Fourth Phase Finish Work Allowance must be utilized for Finish Work constructed within the Additional Premises Fourth Phase.  Tenant will not be required to remove the Finish Work constructed within the Additional Premises Fourth Phase at the end of the Term.

12.           Condition of Premises.   Tenant acknowledges that, other than as set forth below or in the Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Additional Premises Fourth Phase, the Building or the Property, or with respect to the suitability of the Additional Premises Fourth Phase, the Building or the Property for the conduct of Tenant’s business.  Tenant acknowledges that (a) it is fully familiar with the condition of the Additional Premises Fourth Phase and agrees to take the same in its condition “as is” as of the Execution Date and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Additional Premises Fourth Phase for Tenant’s occupancy or to pay for or construct any improvements to the Additional Premises Fourth Phase, except that Landlord shall provide the Additional Premises Fourth Phase Finish Work Allowance as described in Section 11 above.  Landlord hereby represents and warrants that, as of the Execution Date, (a) the common area of the Building and the Additional Premises Fourth Phase are in compliance with all Legal Requirements and (b) the air handling units in the Additional Premises Fourth Phase are fully commissioned and functional.

13.           Parking.  In addition to any existing Tenant rights to parking spaces under the Lease, commencing on the date requested by Tenant, but in any event, no later than the Additional Premises Fourth Phase Rent Commencement Date, Landlord shall provide Tenant with 1.0 parking spaces per 1,000 useable square feet (exclusive of any mechanical space) of Additional Premises Fourth Phase at Landlord’s then-current prevailing monthly rate for parking spaces.  Tenant’s use of the parking spaces provided hereunder and Tenant’s rights with respect thereto (including (without limitation) limitations on increases in the prevailing monthly rate for parking spaces) shall otherwise be in accordance with the terms of Section 2.01(d) of the Lease.

14.           Broker. Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than CB Richard Ellis, Inc. (“Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with the representation of Tenant in connection with this Amendment.  Landlord shall compensate Broker in relation to this Amendment pursuant to a separate agreement between Landlord and Broker.

14.1         Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Amendment, other than as contained in this Amendment.

14.2         Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Amendment.  Landlord is executing this Amendment in reliance upon Tenant’s representations, warranties and agreements contained within Section 14, Section 14.1 and this Section 14.2.

14.3         Tenant agrees to indemnify, save, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any other broker or agent, other than Broker, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant.

14.4         Landlord shall pay any commission, fee or other compensation due to any Landlord broker(s) in connection with this Amendment.  Landlord agrees to indemnify, save, defend and hold Tenant harmless from any and all cost or liability for compensation claimed by any broker or agent employed or engaged by Landlord or claiming to have been employed or engaged by Landlord.

15.           Effect of Amendment.  Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, as amended hereby, their respective assigns.  In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.  From and after the Execution Date, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

16.           Miscellaneous.  This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.

17.           Counterparts.  This Amendment may be executed in one or more counterparts that, when taken together, shall constitute one original.

18.           Authority.  Landlord and Tenant have all necessary and proper authority, without the need for the consent of any other person or entity, other than any consents that have been obtained, to enter into and perform under this Amendment.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-ROGERS STREET LLC,
a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:

IRONWOOD PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ James DeTore
Name:	James DeTore
Title:	VP, Finance and Administration